Joint Filer Information

Name:  Brent D. Wilson

Address: c/o 2210456 Ontario Inc.
  105 - 380 Hunt Club Road
  Ottawa, Ontario, Canada
  K1V 1C1

Designated Filer:  2210456 Ontario Inc.

Issuer & Ticker Symbol:  Magna Entertainment Corp. (MECAQ)

Date of Event Requiring Statement:  June 29, 2009

Signature: /s/ Brent D. Wilson
  Brent D. Wilson